American Beacon FUNDS

220 East Las Colinas Boulevard, Suite 1200

Irving, Texas 75039

June 30, 2015

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration American Beacon Funds – American Beacon Ionic Strategic Arbitrage Fund Post-Effective Amendment No. 225 (“PEA No. 225”) (File Nos. 033-11387 and 811-04984)

Ladies and Gentlemen:

Pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of PEA No. 225 to its registration statement on Form N-1A be accelerated to June 30, 2015. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

AMERICAN BEACON FUNDS

By: /s/ Jeffrey K. Ringdahl

Jeffrey K. Ringdahl

Vice President

FORESIDE FUND SERVICES, LLC

Three Canal Plaza, Suite 100

Portland, Maine 04101

June 30, 2015

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Request for Acceleration American Beacon Funds – American Beacon Ionic Strategic Arbitrage Fund Post-Effective Amendment No. 225 (“PEA No. 225”) (File Nos. 033-11387 and 811-04984)

Ladies and Gentlemen:

As principal underwriter for American Beacon Funds (“Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of PEA No. 225 to the Trust’s registration statement on Form N-1A be accelerated to June 30, 2015. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

FORESIDE FUND SERVICES, LLC

By: /s/ Nanette K. Chern

Nanette K. Chern,
Vice President